DATE: February 16, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS REPORTS GLOBAL REVENUE GROWTH OF 26 PERCENT FOR 2005
Balanced Fourth Quarter Revenue Growth Drives 43 Percent Operating Income Increase
MINNEAPOLIS, February 16, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported record sales of $73.1 million for the fourth quarter of 2005, a 21.7 percent increase over sales of $60.0 million in the comparable quarter of 2004.
The Company reported fourth quarter 2005 net income of $14.6 million, or $0.20 per share. The prior year’s fourth quarter earnings were reported at $6.7 million, or $0.09 per share. These prior year earnings include a $4.5 million investment impairment charge, with no associated tax benefit. Net income for fourth quarter 2004, adjusted for this charge, was $11.2 million, or $0.16 per share. Net income growth, as adjusted, was 30.1 percent. A reconciliation of GAAP earnings to these adjusted results is included in the attached financial tables.
Sales for the full year 2005 were $262.6 million, up 25.8 percent from sales of $208.8 million during 2004. TherMatrx, Inc, the Company’s July 2004 acquisition, contributed 5.9 percentage points to that annual growth rate for the 2005 period for which no comparable year sales were reported.
The net income reported for the year 2005 was $39.3 million, or $0.55 per share. This reported net income includes the third quarter impact of a $9.2 million in-process research and development (IPR&D) charge related to the Ovion Inc. acquisition. The reported net loss for 2004 was $3.1 million, or $0.05 per share, including the $35.0 million IPR&D charge related to the TherMatrx, Inc. acquisition and the previously mentioned investment impairment charge. As adjusted for these charges in both years, net income for 2005 was $48.5 million, or $0.68 per share, up 33.3 percent from $36.4 million, or $0.52 per share, in 2004. A reconciliation of GAAP earnings to these adjusted results is included in the attached financial tables.
Martin J. Emerson, President and Chief Executive Officer, commented, “This past year was one of significant achievement at AMS. In our fourth quarter, we established ourselves as the market leader in minimally-invasive prostate therapies. Our pelvic organ prolapse repair systems fundamentally changed how surgeons around the world think about solutions for their patients. Our male continence products reached a broader pool of patients than ever before. Our uterine health growth, after obtaining January 2005 reimbursement, reinforced our focus on meeting the need for therapies appropriate to the office. We are now more diversified than ever before as we closed 2005 with nearly 40 percent of our revenues from our women’s pelvic health business.”

Emerson continued, “Gross margins exceeding 82 percent for the year are a testament to our supply chain focus and manufacturing improvement initiatives. These margins, combined with leverage in general and administrative spending, afforded us the opportunity to invest a full 8 percent of sales in research and development while reporting higher operating margins. Our balance sheet was further strengthened with inventory at its lowest level in 18 months and accounts receivable management improved around the world, driving us to a record level of operating cash flow. These performance measures position us to deliver on our commitment to developing solutions for use by urologists, gynecologists and urogynecologists in meeting the pelvic health needs of men and women globally.”
Outlook
Looking forward to 2006, Mr. Emerson said the Company expects revenue to be in the range of $304 to $314 million. Revenue projected for the first quarter of 2006 ranges from $71 to $74 million.
Earnings per share on these revenues for 2006, on a non-GAAP basis before the impact of the stock-based compensation expensing per FAS 123(R), are anticipated in the range of $0.78 to $0.82 per share. In the first quarter of 2006, the Company expects non-GAAP earnings of $0.18 to $0.19 per share.
Earnings per share for 2006 as reported in accordance with GAAP, and thereby including the effect of stock option expensing as required under FAS 123(R), are expected in the range of $0.65 to $0.69. First quarter GAAP earnings per share are anticipated in the range of $0.14 to $0.15, including the effect of the Company’s implementation of stock option expensing in the quarter.
A reconciliation of GAAP to non-GAAP earnings per share projections is as follows:

	Project First	Projected Year
	Quarter 2006	2006
Projected GAAP earnings per share	$0.14 - $0.15	$0.65 - $0.69

Add: Projected stock-based compensation expense, net of tax	$0.04	$0.13

Equals: Projected non-GAAP earnings per share	$0.18 - $0.19	$0.78 - $0.82

Earnings Call Information
American Medical Systems will host a conference call today at 5:00 p.m. (EST) to discuss its fourth quarter and fiscal year 2005 results. Those without internet access may join the call from within the U.S. by dialing 800-886-7217; outside the U.S., dial 706-679-3821. A live webcast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and available for replay two hours after the completion of the call.

About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005.
Forward-Looking Statements
Statements about the Company’s market opportunities, future products, sales and financial results are forward-looking statements subject to risks and uncertainties such as the timing and success of new product introductions; physician acceptance, endorsement, and use of the Company’s products; regulatory matters; competitor activities; changes in and adoption of reimbursement rates; potential product recalls and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended January 1, 2005 and its other SEC filings. Actual results may differ materially from anticipated results.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2004 and its other SEC filings.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com

American Medical Systems Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2005	January 1, 2005		December 31, 2005	January 1, 2005
Net sales	$73,071	$60,040		$262,591	$208,772
Cost of sales	11,981	10,846		46,111	38,331

Gross profit	61,090	49,194		216,480	170,441

Operating expenses
Marketing and selling	24,510	20,818		92,001	72,910
Research and development	6,467	4,320		20,966	15,786
In-process research and development	—	—		9,220	35,000
General and administrative	5,500	6,411		21,713	21,617
Amortization of intangibles	1,946	1,739		7,884	5,708

Total operating expenses	38,423	33,288		151,784	151,021

Operating income	22,667	15,906		64,696	19,420

Other income (expense)
Royalty income	438	531		1,929	2,079
Interest income	313	(24)		1,246	517
Interest expense	(77)	23		(217)	(783)
Investment impairment	—	(4,500)		—	(4,500)
Other (expense) income	(325)	354		(1,429)	170

Total other income (expense)	349	(3,616)		1,529	(2,517)

Income before income taxes	23,016	12,290		66,225	16,903

Provision for income taxes	8,406	5,564		26,950	20,023

Net income (loss)	$14,610	$6,726		$39,275	$(3,120)

Net income (loss) per share
Basic	$0.21	$0.10		$0.57	$(0.05)
Diluted	$0.20	$0.09		$0.55	$(0.05)

Weighted average common shares outstanding
Basic	69,489	67,444	(A)	68,926	67,006	(A)
Diluted	71,762	71,072	(A)	71,682	67,006	(A)

Note

(A) January 1, 2005 average common shares have been adjusted for the stock split effective March 21, 2005.

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2005	January 1, 2005
Assets
Current assets
Cash and short-term investments	$46,390	$51,168
Accounts receivable, net	51,058	46,984
Inventories	18,191	21,719
Deferred taxes and other current assets	7,269	7,956

Total current assets	122,908	127,827

Property, plant and equipment, net	21,371	22,065
Goodwill and intangibles, net	210,278	147,157
Deferred taxes and other assets	4,769	3,501

Total assets	$359,326	$300,550

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,688	$4,237
Accrued liabilities and taxes	49,687	44,015

Total current liabilities	53,375	48,252

Other long term liabilities	3,072	3,126

Total liabilities	56,447	51,378

Stockholders’ equity	302,879	249,172

Total liabilities and stockholders’ equity	$359,326	$300,550

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flow
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31, 2005	January 1, 2005
Cash flows from operating activities
Net income (loss)	$39,275	$(3,120)

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	5,135	7,052
Loss on asset disposals	601	243
Amortization of intangibles, including deferred financing costs	7,884	6,158
Non-cash in-process research and development charge	9,220	35,000
Non-cash investment impairment	—	4,500
Non-cash deferred compensation	188	77
Income tax benefit related to stock options	5,416	2,047
Change in net deferred taxes	882	2,529

Changes in operating assets and liabilities
Accounts receivable	(5,745)	(7,009)
Inventories	3,130	(369)
Accounts payable and accrued expenses	7,045	1,835
Other assets	(1,449)	250

Net cash provided by operating activities	71,582	49,193

Cash flows from investing activities
Purchase of property, plant and equipment	(5,110)	(3,686)
Purchase of business, net of cash acquired	(81,516)	(39,418)
Purchase of investments in technology	(1,620)	(2,500)
Purchase of short-term investments	(33,774)	(19,633)
Sale of short-term investments	33,743	4,154

Net cash used in investing activities	(88,277)	(61,083)

Cash flows from financing activities
Issuance of common stock	11,537	6,066
Payments on long-term debt	—	(16,364)

Net cash provided by (used in) financing activities	11,537	(10,298)

Effect of currency exchange rates on cash	354	(1,076)

Net decrease in cash and cash equivalents	(4,804)	(23,264)

Cash and cash equivalents at beginning of period	35,689	58,953

Cash and cash equivalents at end of period	$30,885	$35,689

Supplemental disclosure
Cash paid for interest	$0	$358
Cash paid for taxes	$15,036	$14,807

American Medical Systems Holdings, Inc.
Selected Sales Information
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Sales
Product Line
Men’s pelvic health
Erectile restoration	$20,777	$20,066	$80,917	$74,070
Continence	15,023	12,667	53,912	48,242
Prostate treatment	8,154	6,928	28,255	14,697

Total men’s pelvic health	43,954	39,661	163,084	137,009

Women’s pelvic health	29,117	20,379	99,507	71,763

Total	$73,071	$60,040	$262,591	$208,772

Geography
United States	$56,753	$47,628	$205,463	$165,140
Outside United States	16,318	12,412	57,128	43,632

Total	$73,071	$60,040	$262,591	$208,772

	Three Months Ended		Twelve Months Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Percent of total sales
Product Line
Men’s pelvic health
Erectile restoration	28%	33%	31%	35%
Continence	21%	21%	21%	23%
Prostate treatment	11%	12%	11%	7%

Total men’s pelvic health	60%	66%	62%	66%
Women’s pelvic health	40%	34%	38%	34%

Total	100%	100%	100%	100%

Geography
United States	78%	79%	78%	79%
Outside United States	22%	21%	22%	21%

Total	100%	100%	100%	100%

American Medical Systems Holdings, Inc.
Adjustments to Operating Income, Pre-Tax Income, Net Income and Earnings per Share for Consistent Presentation
(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2005	January 1, 2005		December 31, 2005		January 1, 2005
Reported (GAAP) operating income	$22,667	$15,906		$64,696		$19,420
Adjust for in-process research and development charge	—	—		9,220	(C)	35,000	(D)

Adjusted operating income	$22,667	$15,906		$73,916		$54,420

Reported (GAAP) income before income taxes	$23,016	$12,290		$66,225		$16,903
Adjust for in-process research and development charge	—	—		9,220	(C)	35,000	(D)
Adjust for investment impairment	—	4,500	(A)	—		4,500	(A)

Adjusted income (loss) before income taxes	$23,016	$16,790		$75,445		$56,403

Reported (GAAP) provision for income taxes	$8,406	$5,564		$26,950		$20,023

Adjusted effective tax rate	36.5%	33.1%		35.7%		35.5%

Reported (GAAP) net income (loss)	$14,610	$6,726		$39,275		$(3,120)
Adjust for in-process research and development charge	—	—		9,220	(C)	35,000	(D)
Adjust for investment impairment	—	4,500	(A)	—		4,500	(A)

Adjusted net income	$14,610	$11,226		$48,495		$36,380

Weighted average common shares used in calculation:
Basic	69,489	67,444	(B)	68,926		67,006	(B)

Reported (GAAP) diluted shares	71,762	71,072	(B)	71,682		67,006	(B)
Adjust for net income position	—	—		—		3,408	(E)

Adjusted diluted shares	71,762	71,072		71,682		70,414

Adjusted net income per share:
Basic	$0.21	$0.17		$0.70		$0.54
Diluted	$0.20	$0.16		$0.68		$0.52
Note

(A)	This charge is a $4.5 million investment impairment charge related to InjecTx, a company focused on the development of prostate treatment systems.

(B)	January 1, 2005 average common shares have been adjusted for the stock split effective March 21, 2005.

(C)	This charge was for $9.2 million of IPR&D recorded as part of the Ovion Inc. acquisition.

(D)	This charge was for $35.0 million of IPR&D recorded as part of the TherMatrx, Inc. acquisition.

(E)	Our GAAP reported diluted shares exclude the impact of outstanding options since their inclusion would be anti-dilutive given our GAAP net loss position. The 3.4 million increase to diluted shares is to recognize our non-GAAP net income position.